Towerstream Announces Record Revenues for the Third Quarter of 2008 with Sequential Growth of 15% and Year over Year Growth of 63%

Company in a strong financial position with cash balance of $28 million

Middletown, RI., November 5, 2008 - Towerstream (NASDAQ: TWER), a leading fixed WiMAX provider currently operating in nine major metropolitan areas, announced results for the third quarter ended September 30, 2008.

Operating Highlights:

•	Third quarter 2008 revenues increased 15% from second quarter 2008, above previous guidance of 12%, and a 63% increase from third quarter 2007
•	Gross margin improved more than 10% sequentially, increasing to 64% during the third quarter 2008 as compared to 58% in the second quarter 2008
•	Customer churn for the third quarter of 2008 was 1.22%, as compared to 1.17% for the second quarter of 2008 and 1.26% for the third quarter of 2007
•	Average revenue per user (ARPU) reached $827, an increase of 4% from second quarter 2008 and an increase of 19% from third quarter 2007
•	“Cash burn” totaled $3.9 million in third quarter 2008, representing a 9% decrease from the second quarter of 2008 and a 17% decrease from the first quarter of 2008
•	EBITDA before stock based compensation improved by 18% from the second quarter of 2008, decreasing from a loss of $2.7 million to a loss of $2.2 million
•	Cash and cash equivalents totaled $28 million at September 30, 2008

Management Comments:

“I am pleased to report that Towerstream has recorded another quarter of significant revenue growth with 63% percent year-over-year growth and 15% sequential quarterly growth,” said Jeff Thompson, President and Chief Executive Officer.  “We continue to deliver strong operating performance despite an extremely difficult economic environment and believe that our low cost, high quality suite of broadband products position us well going forward.”

“We remain focused on driving revenues higher and cash burn lower,” said Joseph Hernon, Chief Financial Officer. “We were able to improve EBITDA before stock based compensation by 18% on a sequential basis and our cash burn for the third quarter decreased by 9% from the second quarter. We expect that continued growth, careful cost controls and the leveraging of our business model will result in further decreases in cash burn. We ended the third quarter in a strong financial position with more than $28 million in cash and cash equivalents. We have the capital required to execute our business plan through the current economic downturn.”

“Customers recognize that we provide high quality services at a lower price than the large telecommunication providers,” added Thompson. “Churn remains well below industry standards and existing customers continue to upgrade to higher bandwidth products, especially our mid-range offering.”

Selected Financial Data and Key Operating Metrics:
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	9/30/2008	6/30/2008	9/30/2007*
Selected Financial Data
Revenues	$2,870	$2,494	$1,765
Gross profit margin	64%	58%	63%
Operating expenses (1)	6,092	6,262	3,958
Operating loss (1)	(3,222)	(3,768)	(2,193)
Net loss (1)	(3,216)	(3,730)	(1,746)
EBITDA before stock-based compensation (2)	(2,189)	(2,683)	(1,431)
Capital expenditures	$2,041	$1,841	$4,294
Key Operating Metrics
Churn rate (2)	1.22%	1.17%	1.26%
ARPU (2)	$827	$797	$694
ARPU of new subscribers (2)	$733	$898	$748

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes Stock-based compensation of $188, $336, and $276, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of EBITDA before stock-based compensation, and definitions of Churn, ARPU and ARPU of new subscribers.

Analysis of Results of Operations and Financial Condition

Revenues for the third quarter 2008 increased 15% as compared to the second quarter 2008, and increased 63% from the third quarter 2007. These increases were driven by the continued growth in our customer base and higher ARPU.

ARPU of new subscribers in the third quarter 2008 decreased 18% as compared to the second quarter 2008, and decreased 2% as compared to the third quarter 2007. During the third quarter, a higher percentage of new subscribers purchased our lower priced multipoint service offering, partly in response to promotional programs offered during the third quarter. ARPU of all subscribers in the third quarter of 2008 increased 4% as compared to the second quarter 2008, and increased 19% as compared to the third quarter 2007. Customer churn for the third quarter 2008 of 1.22% remained essentially flat as compared to 1.17% for the second quarter 2008 and 1.26% for the third quarter of 2007.

Gross margin increased by 10% in the third quarter 2008 as compared to the second quarter of 2008, and was relatively flat as compared to the third quarter 2007. Towerstream’s gross margin can fluctuate from period to period due to the timing of when the Company expands into new markets or adds network capacity to existing markets. The effect of entering new markets can be substantial because the Company is required to incur significant costs to establish a market presence before generating new subscriber revenues.

Customer support expenses in the third quarter of 2008 increased 1% as compared to the second quarter 2008, and increased 76% as compared to the third quarter of 2007. These increases reflect staffing additions and other costs incurred to support our growing customer base. The number of customers increased 11% during the third quarter 2008.

Sales and marketing expenses in the third quarter 2008 increased 1% as compared to the second quarter 2008, and increased 96% as compared to the third quarter 2007. The increase in the 2008 period as compared to the 2007 period reflects higher payroll costs associated with the expansion of our sales team.

General and administrative expenses decreased 14% in the third quarter 2008 as compared to the second quarter 2008, and increased 14% as compared to the third quarter 2007. The decrease in the third quarter 2008 compared to the second quarter 2008 primarily related to lower stock-based compensation charges and lower professional services fees.

Net loss decreased 14% in the third quarter 2008 as compared to the second quarter 2008, and increased 84% as compared to the third quarter 2007. The 14% improvement on a sequential basis reflects the positive effect of a 15% increase in revenues and a 3% decrease in operating expenses.

Cash and cash equivalents totaled $28.1 million at September 30, 2008 as compared to $40.8 million at December 31, 2007 representing a “cash burn” of approximately $13 million for the first nine months of 2008. Capital expenditures totaled approximately $5.9 million during the nine months ended September 30, 2008 primarily related to network, base station, and customer premise equipment associated with installations for new customers and increases in our network capabilities. Net cash used in operating activities totaled approximately $6.3 million in the nine months ended September 30, 2008 with a significant portion attributable to a substantial increase in the Company’s sales force.

Operating Outlook and Guidance:

•	Revenues for the fourth quarter 2008 are expected to increase by approximately 10% on a sequential basis and by approximately 54% on a year over year basis.

•	Operating focus will remain on reaching EBITDA break-even in existing markets before expanding into new markets.

Non-GAAP Measures
The terms “EBITDA before stock-based compensation”, “Churn”, “Churn rate” and “ARPU” are measurements used by Towerstream to monitor business performance and are not recognized measures under GAAP. Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

The term “EBITDA before stock-based compensation” refers to income before deducting interest, taxes, depreciation, amortization and stock-based compensation. The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from subscribers disconnecting from our network. The term “ARPU” refers to average revenue per subscriber, calculated as the average revenue for the period divided by the average number of subscribers on the network. ARPU of new subscribers is calculated as the monthly recurring revenue generated by new subscribers during a period divided by the total number of new subscribers added during the period.

The Non-GAAP measure, EBITDA before stock-based compensation, has been reconciled to the nearest GAAP measure, Net loss, as follows:

	Three months ended
	9/30/2008	6/30/2008	*9/30/2007
Reconciliation of Non-GAAP to GAAP:
EBITDA before stock-based compensation	$(2,189)	$(2,683)	$(1,431)
Interest expense	(106)	(106)	(133)
Interest income	124	148	597
Depreciation	(857)	(753)	(502)
Stock-based compensation	(188)	(336)	(276)
Net loss	$(3,216)	$(3,730)	$(1,745)

•	Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Summary Balance Sheet and Statements of Operations

	(Unaudited) September 30, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$28,085	$40,757
Accounts receivable, net	259	185
Other current assets	362	736
Total Current Assets	28,706	41,678

Property and equipment, net	12,138	8,519

Other assets	1,135	758

Total Assets	41,979	50,955

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	1,299	1,414
Accrued expenses	1,033	686
Deferred revenues	990	632
Other current liabilities	34	47
Total Current Liabilities	3,356	2,779

Other Liabilities
Long-term debt, net of deferred discount	2,573	3,143
Other liabilities	422	298
Total Other Liabilities	2,995	3,441
Total Liabilities	6,351	6,220

Stockholders’ Equity
Common stock	34	34
Additional paid-in-capital	54,650	53,223
Deferred consulting costs	-	(20)
Accumulated deficit	(19,056)	(8,502)
Total Stockholders’ Equity	35,628	44,735
Total Liabilities and Stockholders’ Equity	$41,979	$50,955

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenues	$2,870	$1,765	$7,446	$4,977

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,031	659	3,045	1,670
Depreciation	857	502	2,287	1,279
Customer support services	453	258	1,322	609
Sales and marketing	2,059	1,050	5,927	2,146
General and administrative	1,692	1,489	5,565	4,968
Total Operating Expenses	6,092	3,958	18,146	10,672
Operating Loss	(3,222)	(2,193)	(10,700)	(5,695)
Other Income (Expense)
Interest income	124	597	560	933
Interest expense	(106)	(133)	(395)	(842)
Other expense, net	(12)	(17)	(20)	(171)
Total Other Income (Expense)	6	447	145	(80)
Net Loss	$(3,216)	$(1,746)	$(10,555)	$(5,775)

Net loss per common share	$(0.09)	$(0.05)	$(0.31)	$(0.21)
Net loss per common share excluding stock-based compensation	$(0.09)	$(0.04)	$(0.29)	$(0.18)
Weighted average common shares outstanding - basic and diluted	34,557	34,077	34,536	27,614

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on November 6, at 8:30 a.m. EST to review results and provide an update on business developments.

Interested parties may participate in the conference by dialing 888-679-8033 or 617-213-4846 (for international callers) using pass code 70974945. A telephonic replay of the conference may be accessed approximately two hours after the call through November 13, 2008 at 11:59 p.m. EST by dialing 888-286-8010 or 617-801-6888 (for international callers) using pass code 14944498.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days. Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for Voice Over IP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities. All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week. Towerstream currently serves businesses of all sizes in New York, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth and Providence/Newport, RI.

For more information, visit www.towerstream.com.

About Towerstream Corporation
Towerstream is a leading fixed WiMAX service provider in the U.S., delivering high-speed Internet access to businesses. Founded in 2000, the Company has established networks in nine markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, and the greater Providence area where the Company is based. The Company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability. Towerstream was awarded two 2008 Telephony Innovation Awards for Most Innovative Broadband Wireless Service and Most Innovative Small Business Service and the Best of WiMAX World 2008 Service Provider Deployment Award for its New York City network.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Amanda Lordy/ Todd Barrish
Dukas Public Relations
212-704-7385
amanda@dukaspr.com / todd@dukaspr.com